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                      WILLIS LEASE FINANCE CORPORATION
                             AND SUBSIDIARIES

EXHIBIT 11.1

                      COMPUTATION OF EARNINGS PER SHARE


                                                  Twelve Months Ended December 31
                                                 2000          1999          1998
                                                ------        -------        ------
                                               (in thousands, except per share data)
Net income
Basic
   Earnings:
      Income from continuing operations         $5,474        $10,123        $8,314
      Discontinued operations                   $2,340         (6,840)       $1,137
      Net earnings                              $7,814        $ 3,283        $9,251
                                                ------        -------        ------

   Shares:
      Average common shares outstanding          7,512          7,382         7,266
                                                ------        -------        ------
Basic earnings per common share
Income from continuing operations                $0.73        $  1.37        $ 1.14
Discontinued operations                          $0.31        $ (0.93)       $ 0.16
Net earnings                                     $1.04        $  0.44        $ 1.27
                                                ------        -------        ------

Assuming Full Dilution
   Earnings:
      Income from continuing operations         $5,474        $10,123        $8,314
      Discontinued operations                   $2,340         (6,840)       $1,137
      Net earnings                              $7,814        $ 3,283        $9,251
                                                ------        -------        ------

   Shares:
      Diluted average common shares
         outstanding                             7,607          7,447         7,461
                                                ------        -------        ------
Earnings per common share assuming full
   dilution
Income from continuing operations                $0.72        $  1.36        $ 1.11
Discontinued operations                          $0.31        $ (0.92)       $ 0.15
Net earnings                                     $1.03        $  0.44        $ 1.24
                                                ------        -------        ------
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Supplemental information:
Difference between average common shares outstanding to calculate basic and assuming full dilution is due to options outstanding under the 1996 Stock
Options/Stock Issuance Plan and warrants issued in conjunction with the initial public offering.